Exhibit 99.1

The First Bancorp Reports Record Quarterly Results

DAMARISCOTTA, ME, April 20, 2016 – The First Bancorp (Nasdaq: FNLC), the parent company of First National Bank, today announced operating results for the quarter ended March 31, 2016. Net income was $4.5 million, up $328,000 or 7.9% from the first quarter of 2015 and earnings per common share on a fully diluted basis of $0.42 were up $0.03 or 7.7% from the same period in 2015.
“This was the best quarter in the Company’s history,” Tony C. McKim, the Company’s President and Chief Executive Officer observed, “with net income $315,000 above the record set in the third quarter of 2015. It was also the third quarter in the past five quarters which set a new net income record. The combination of higher net interest income driven by loan growth and lower operating costs is the key driver of our strong performance in 2016. We maintained the quarterly dividend at 22 cents per share and we continue to pay out more than half of our net income to our shareholders in the form of cash dividends.
“Total assets are up $9.9 million year to date and $115.9 million from a year ago,” noted President McKim. “Total loans increased $16.3 million or 1.6% year to date, and year over year, total loans are up $65.8 million or 7.0%. The loan portfolio topped the $1.0 billion mark at quarter end, the first time we have been above this record volume. Loan demand remains healthy, with the majority of loan growth being seen in commercial loans and with modest growth in other loan categories. The investment portfolio is down $10.1 million from year end as a result of securities sales in the first quarter. On the funding side of the balance sheet, low-cost deposits are up $94.7 million or 20.3% year over year but down $17.1 million since year end - in line with our normal seasonal fluctuation.
“Net interest income on a tax equivalent basis for the first three months of 2016 was up $1.0 million from the same period in 2015,” President McKim continued, “with $805,000 of this increase attributable to growth in earning assets, specifically in the loan portfolio, and $186,000 is attributable to an improved net interest margin which is 3.13% in 2016 versus 3.10% in 2015. Non-interest income for the first three months of 2016 was down $694,000 or 19.0% from the first three months of 2015 due to a lower level of gains from sale of securities. The good news, however, is that non-interest expense for the first three months of 2016 was $65,000 or 0.9% below the same period in 2015, led by lower employee costs and occupancy expense.
“Our credit quality metrics continue to improve in 2016,” President McKim said. “Non-performing assets stood at 0.53% of total assets as of March 31, 2016 - the lowest level since the second quarter of 2008. This is well below the 0.91% we saw in non-performing assets a year ago, and down from 0.57% at year end. Past-due loans were 0.82% of total loans at March 31, 2016, a significant drop from 1.27% a year ago. We provisioned $375,000 for loan losses in the first three months of 2016, a $125,000 decrease from the $500,000 we provisioned in the first three months of 2015. The allowance for loan losses stood at 1.02% of total loans as of March 31, 2016, up from 1.00% at December 31, 2015 and down from 1.09% a year ago.”
“All of these positive factors can be seen in our operating ratios,” observed F. Stephen Ward, the Company’s Chief Financial Officer. “Our return on average assets was 1.15% for the first three months of 2016, slightly below the 1.16% return for the first three months of 2015, and our return on average tangible common equity was 12.80% compared to 12.63% for the same periods, respectively. At 51.45% for the first three months of 2016 compared to 56.79% for the first three months of 2015, our efficiency ratio remains well below the Bank’s UBPR peer group average which stood at 65.23% as of December 31, 2015.
“The First Bancorp’s price per share was $19.51 at March 31, 2016, down $0.96 from December 31, 2015 and with dividends reinvested our total return for the first three months of 2016 was -3.69%,” Mr. Ward noted. We outperformed the banking industry, however, with total returns in the first quarter of -4.72% for the KBW Regional Bank Index and -5.98% for the Nasdaq Bank Index.”
“The Board of Directors kept the dividend at 22 cents per share in the first quarter of 2016,” President McKim commented. “Based on the March 31, 2016 closing price of $19.51 per share, our annualized dividend yield is a very healthy 4.51%. The dividend continues to be one of the major reasons people invest in our stock and strong operating results enable us to maintain our generous dividend payout, or increase it as we did in the second quarter of 2015. At the same time, we are retaining sufficient earnings to remain well capitalized and support future asset growth.
“The economy of coastal Maine definitely continues to improve,” President McKim concluded, “and we are seeing this in stronger loan demand and improved credit quality.  It is important to remember, however, that we live and work in a global economy and we must remain mindful of the potential impact that economic weaknesses in other parts of the world can have on the state of Maine. After coming off a record year in 2015, I am pleased with the very strong operating results we posted in the first quarter of 2016. What I am most proud of, though, is the tremendous team of people we have built and how each and every employee contributes to our ongoing success.”

The First Bancorp
Consolidated Balance Sheets (Unaudited)

In thousands of dollars, except per share data	March 31, 2016	December 31, 2015	March 31, 2015
Assets
Cash and due from banks	$14,533	$14,299	$13,855
Interest-bearing deposits in other banks	6,372	4,013	336
Securities available for sale	216,725	223,039	156,317
Securities to be held to maturity	236,611	240,023	262,455
Restricted equity securities, at cost	13,875	14,257	13,912
Loans held for sale	224	349	—
Loans	1,004,942	988,638	939,169
Less allowance for loan losses	10,219	9,916	10,196
Net loans	994,723	978,722	928,973
Accrued interest receivable	6,271	4,912	5,724
Premises and equipment	21,392	21,816	22,270
Other real estate owned	1,592	1,532	2,899
Goodwill	29,805	29,805	29,805
Other assets	32,558	32,043	22,286
Total assets	$1,574,681	$1,564,810	$1,458,832
Liabilities
Demand deposits	$116,756	$130,566	$100,939
NOW deposits	240,112	242,638	199,099
Money market deposits	74,643	92,994	101,292
Savings deposits	205,218	206,009	167,338
Certificates of deposit	197,006	158,529	137,166
Certificates $100,000 to $250,000	226,644	175,077	210,657
Certificates $250,000 and over	49,062	37,376	50,334
Total deposits	1,109,441	1,043,189	966,825
Borrowed funds	276,531	337,457	312,576
Other liabilities	17,165	16,666	15,915
Total Liabilities	1,403,137	1,397,312	1,295,316
Shareholders' equity
Common stock	108	108	107
Additional paid-in capital	60,064	59,862	59,286
Retained earnings	108,677	106,673	101,736
Net unrealized gain on securities available-for-sale	2,974	1,123	2,579
Net unrealized loss on transferred securities	(123)	(112)	(67)
Net unrealized loss on postretirement benefit costs	(156)	(156)	(125)
Total shareholders' equity	171,544	167,498	163,516
Total liabilities & shareholders' equity	$1,574,681	$1,564,810	$1,458,832
Common Stock
Number of shares authorized	18,000,000	18,000,000	18,000,000
Number of shares issued and outstanding	10,775,307	10,753,855	10,734,419
Book value per common share	$15.92	$15.58	$15.23
Tangible book value per common share	$13.13	$12.78	$12.43

The First Bancorp
Consolidated Statements of Income (Unaudited)

	For the three months ended March 31,
In thousands of dollars, except per share data	2016	2015
Interest income
Interest and fees on loans	$9,734	$8,855
Interest on deposits with other banks	3	5
Interest and dividends on investments	3,539	3,505
Total interest income	13,276	12,365
Interest expense
Interest on deposits	1,353	1,443
Interest on borrowed funds	1,194	1,220
Total interest expense	2,547	2,663
Net interest income	10,729	9,702
Provision for loan losses	375	500
Net interest income after provision for loan losses	10,354	9,202
Non-interest income
Investment management and fiduciary income	563	541
Service charges on deposit accounts	574	579
Net securities gains	536	1,395
Mortgage origination and servicing income	129	197
Other operating income	1,162	946
Total non-interest income	2,964	3,658
Non-interest expense
Salaries and employee benefits	3,598	3,720
Occupancy expense	578	645
Furniture and equipment expense	796	770
FDIC insurance premiums	214	230
Amortization of identified intangibles	11	25
Other operating expense	2,003	1,875
Total non-interest expense	7,200	7,265
Income before income taxes	6,118	5,595
Applicable income taxes	1,615	1,420
Net Income	$4,503	$4,175
Basic earnings per share	$0.42	$0.39
Diluted earnings per share	$0.42	$0.39

The First Bancorp
Selected Financial Data (Unaudited)

	As of and for the three months ended March 31,
Dollars in thousands, except for per share amounts	2016	2015

Summary of Operations
Interest Income	$13,276	$12,365
Interest Expense	2,547	2,663
Net Interest Income	10,729	9,702
Provision for Loan Losses	375	500
Non-Interest Income	2,964	3,658
Non-Interest Expense	7,200	7,265
Net Income	4,503	4,175
Per Common Share Data
Basic Earnings per Share	$0.42	$0.39
Diluted Earnings per Share	0.42	0.39
Cash Dividends Declared	0.220	0.210
Book Value per Common Share	15.92	15.23
Tangible Book Value per Common Share	13.13	12.43
Market Value	19.51	17.45
Financial Ratios
Return on Average Equity (a)	10.56%	10.32%
Return on Average Tangible Common Equity (a)	12.80%	12.63%
Return on Average Assets (a)	1.15%	1.16%
Average Equity to Average Assets	10.92%	11.26%
Average Tangible Equity to Average Assets	9.00%	9.19%
Net Interest Margin Tax-Equivalent (a)	3.13%	3.10%
Dividend Payout Ratio	52.38%	53.85%
Allowance for Loan Losses/Total Loans	1.02%	1.09%
Non-Performing Loans to Total Loans	0.67%	1.10%
Non-Performing Assets to Total Assets	0.53%	0.91%
Efficiency Ratio	51.45%	56.79%
At Period End
Total Assets	$1,574,681	$1,458,832
Total Loans	1,004,942	939,169
Total Investment Securities	467,211	432,684
Total Deposits	1,109,441	966,825
Total Shareholders' Equity	171,544	163,516
(a) Annualized using a 366-day basis for 2016 and a 365-day basis for 2015.

Use of Non-GAAP Financial Measures
Certain information in this release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
In several places net interest income is calculated on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total which, as adjusted, increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company's results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution's net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.
The following table provides a reconciliation of tax-equivalent financial information to the Company's consolidated financial statements, which have been prepared in accordance with GAAP. A 35.0% tax rate was used in both 2016 and 2015.

	For the three months ended
In thousands of dollars	March 31, 2016	March 31, 2015
Net interest income as presented	$10,729	$9,702
Effect of tax-exempt income	748	784
Net interest income, tax equivalent	$11,477	$10,486
The Company presents its efficiency ratio using non-GAAP information which is most commonly used by financial institutions. The GAAP-based efficiency ratio is noninterest expenses divided by net interest income plus noninterest income from the Consolidated Statements of Income. The non-GAAP efficiency ratio excludes securities losses and other-than-temporary impairment charges from noninterest expenses, excludes securities gains from noninterest income, and adds the tax-equivalent adjustment to net interest income. The following table provides a reconciliation between the GAAP and non-GAAP efficiency ratio:

	For the three months ended
In thousands of dollars	March 31, 2016	March 31, 2015
Non-interest expense, as presented	$7,200	$7,265
Net interest income, as presented	10,729	9,702
Effect of tax-exempt income	748	784
Non-interest income, as presented	2,964	3,658
Effect of non-interest tax-exempt income	89	45
Net securities gains	(536)	(1,395)
Adjusted net interest income plus non-interest income	$13,994	$12,794
Non-GAAP efficiency ratio	51.45%	56.79%
GAAP efficiency ratio	52.58%	54.38%

The Company presents certain information based upon average tangible common equity instead of total average shareholders' equity. The difference between these two measures is the Company's preferred stock and intangible assets, specifically goodwill from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The following table provides a reconciliation of average tangible common equity to the Company's consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles:

	For the three months ended
In thousands of dollars	March 31, 2016	March 31, 2015
Average shareholders' equity as presented	$171,554	$164,142
Less intangible assets	(30,103)	(30,151)
Tangible average shareholders' equity	$141,451	$133,991

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
Additional Information
For more information, please contact F. Stephen Ward, The First Bancorp's Treasurer & Chief Financial Officer, at 207.563.3272.